Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of ImmunoCellular Therapeutics, Ltd. on Form S-1 of our report dated March 31, 2011, with respect to our audit of the financial statements of ImmunoCellular Therapeutics, Ltd. as of December 31, 2010 and for the year then ended, and for the period since February 25, 2004 (inception) to December 31, 2010, which report appears in the Prospectus that is part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Los Angeles, California

November 29, 2011